Exhibit (d)(4)

HYPERION SOLUTIONS CORPORATION
5450 Great America Parkway
Santa Clara, CA 95054

March 28, 2007

Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Attention: Daniel Cooperman

Re: Consent to Extension of Offer

Dear Mr. Cooperman:

Reference is made to the Agreement and Plan of Merger dated as of February 28, 2007 among Oracle Corporation, Hotrod Acquisition Corporation and Hyperion Solutions Corporation (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

The Company hereby consents to the extension of the Offer by Oracle and Merger Subsidiary on March 29, 2007 such that the scheduled expiration of the Offer, as so extended, will be at 5:00 p.m., New York City time, on April 13, 2007.
Very truly yours,

HYPERION SOLUTIONS CORPORATION

By:	/s/ Mark Cochran
Name: Mark Cochran
Title: VP & General Counsel

cc:	Davis Polk & Wardwell
1600 El Camino Real Menlo Park, California 94025 Attention: William M. Kelly Facsimile No.: (650) 752-2112